                                                                    Exhibit 11


                       NORTHWESTERN STEEL AND WIRE COMPANY

                         Computation of Income Per Share

                                                                   Three Months Ended
                                                                       October 31,
                                                          ----------------------------------
                                                               1996                 1995
                                                          --------------       -------------
Net (loss) income                                         $   (2,005,000)      $   4,682,000
                                                          ==============       =============
Weighted average shares outstanding                           24,864,265          24,814,222

Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds used
 to purchase treasury stock at average market price              206,372             401,071
                                                          --------------       -------------
Shares outstanding for net (loss)
 income per share calculation                                 25,070,637          25,215,293
                                                          ==============       =============
Net (loss) income per share                               $        (0.08)      $        0.19
                                                          ==============       =============